Exhibit 10(ddd)

LEASE AGREEMENT

Between

THE FUND VIII AND FUND IX JOINT VENTURE,

a Georgia Joint Venture

as Landlord

And

FLEXTRONICS INTERNATIONAL USA, INC.

a California corporation,

as Tenant

Dated: November 15, 2005

TABLE OF CONTENTS

LEASE AGREEMENT

- i -

39.	No Estate In Land	27
40.	Cumulative Rights	27
41.	Paragraph Titles; Severability	27
42.	Damage or Theft of Personal Property	27
43.	Holding Over	27
44.	Security Deposit	28
45.	Tenant Finishes	28
46.	Rules and Regulations	28
47.	Quiet Enjoyment	29
48.	Entire Agreement	29
49.	Limitation of Liability	29
50.	Submission of Agreement	29
51.	Authority	29
52.	Intentionally Omitted	29
53.	Broker Disclosure	29
54.	Notices	30
55.	Force Majeure	30
56.	Financial Statements	31
57.	Special Stipulations	31

- ii -

BASIC LEASE PROVISIONS

The following is a summary of some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control.

1.	Building (See Section 1):	305 Interlocken Parkway Broomfield, Colorado 80021

2.	Premises (See Section 1):

	Floors:	1 and 2, being 100% of the Building and the Property

	Rentable Square Feet:	Approximately 48,627

3.	Term (See Section 2):	Sixty-seven (67) months

4.	Base Rent (See Sections 3 and 4):

Period	Base Rental Rate PSF		Annual Base Rent	Monthly Base Rent
Months 1-5	7.10	*	$345.251.76	$28,770.98
6-7	7.10	*	$345.251.76	$28,770.98
8-19	7.10		$345.251.76	$28,770.98
20-31	7.60		$369,565.20	$30,797.10
32-43	8.10		$393,878.76	$32,828.23
44-55	8.60		$418,192.20	$34,849.35
56-67	9.10		$442,505.76	$36,875.48

*	Note: Base Rent for Months 1-7 shall be subject to Special Stipulation #1 on Exhibit D attached hereto.

5.	Tenant’s Share (See Section 13):	100%

6.	Security Deposit (See Section 44):	None. All references to the Security Deposit are inapplicable.

7.	Landlord’s Broker (See Section 53):	Fuller & Company

	Tenant’s Broker (See Section 53):	Commercial Property Services and Bitzer Real Estate Services

8.	Notice Addresses:	See Section 54

LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter called the “Lease”) is made and entered into this 15th day of November, 2005, by and between FUND VIII AND FUND IX JOINT VENTURE, (hereinafter called “Landlord”), and FLEXTRONICS INTERNATIONAL USA, INC., a California corporation (hereinafter called “Tenant”).

1. Premises. Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord, for general office purposes of a type customary for first-class office buildings, the following described space (hereinafter called the “Premises”, which defined term is deemed to include the Building and the Property, each as hereinafter defined): 48,627 rentable square feet of space comprising 100% of the rentable space of a two-story building (the “Building”) known as 305 Interlocken Parkway, Broomfield, Colorado, excluding the air rights above said Building, and that certain real property described on Exhibit “A” attached hereto (the “Property”). It is understood and agreed that the Rentable Floor Area of the Building is approximate and will be finally determined by Landlord’s architect upon final approval of the space plan for the construction of the improvements to the Premises. Such Rentable Floor Area shall be determined in accordance with the standard method for measuring rentable floor area in office buildings, as such method is set forth in the publication Standard Method for Measuring Floor Area In Office Buildings, ANSI/BOMA Z65.1-1996, published by the Building Owners and Managers (BOMA) International and approved by the American National Standards Institute, Inc. Landlord shall confirm the Rentable Floor Area of the Premises in the letter agreement described in Section 2 below, and upon such confirmation, the Security Deposit and all other amounts specified in the Lease which are based on the Rentable Floor Area of the Premises shall be adjusted accordingly.

2. Lease Term. Tenant shall have and hold the Premises for a term (“Term”) commencing on the date (the “Commencement Date”) which is the earlier of (x) the date that Landlord substantially completes the Work (as defined in Exhibit “B” hereof) and (y) the date upon which Tenant accepts possession from Landlord and occupies all or a portion of the Premises for business purposes and terminating (the “Expiration Date”) at midnight on the last day of the sixty-seventh (67th) full month after the Commencement Date, unless sooner terminated or extended as hereinafter provided. Promptly following the Commencement Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit “C”, specifying the Commencement Date, the Expiration Date and certain other items set forth therein.

Landlord and Tenant agree to cooperate in an effort to cause the Work to be substantially completed by January 17, 2006 (the “Target Delivery Date”). The Target Delivery Date shall be extended on a day-for-day basis if and to the extent that Landlord’s failure to substantially complete the Work by such date is caused by Tenant (including any item described as a “Tenant Delay” in Section 6 of Exhibit ”B” attached hereto). If the Work is not substantially complete by the date which is thirteen (13) days after the Target Delivery Date (the “Termination Trigger Date”), then Tenant shall have the right to terminate this Lease by giving written notice thereof to Landlord (a “Termination

Notice”), which notwithstanding the provisions of Section 54 hereof may be given by facsimile to facsimile number (770-243-4684) with a copy of such notice to be delivered to Landlord by overnight delivery, at any time on or within thirty (30) days after the Termination Trigger Date and specifying the effective date of termination (the “Outside Termination Date”), which date shall be no earlier than twenty-nine (29) days and no later than sixty (60) days after the date of such Termination Notice; provided, however, that Landlord may cancel and render any such Termination Notice ineffective and void if Landlord delivers the Premises with the Work substantially complete on or before the Outside Termination Date, and provided, further however, that Landlord may, by written notice to Tenant, extend the Outside Termination Date by up to thirty (30) additional days, to the extent that Landlord’s failure to substantially complete the Work is the result of a force majeure event (as defined in Section 55 below). The foregoing right to terminate shall be Tenant’s sole and exclusive right and remedy for Landlord’s failure to substantially complete the work and deliver the Premises to Tenant by the Outside Termination Date, except to the extent provided in the following paragraph.

In the event that Landlord extends the Outside Termination Date for force majeure events as contemplated above or in the event that Landlord and Tenant agree to extend the Outside Termination Date for reasons other than a force majeure event, Landlord agrees to pay to Tenant an amount equal to the “holdover premium” paid by Tenant to its existing landlord with respect to the period beginning on the first day of the extension period and ending on the last day of Tenant’s holdover period (which last day shall be no later than the last day of the calendar month in which the extended Outside Termination Date occurs). In addition, in the event that Tenant delivers a Termination Notice, Landlord agrees to pay to Tenant an amount equal to the “holdover premium” paid by Tenant to its existing landlord with respect to the period beginning on the date which is forty-three (43) days after the Target Delivery Date (as the same may be extended) and ending on March 31, 2005; such holdover premium for March 2005 shall be credited to holdover premium described in the preceding sentence. The “holdover premium” shall be the amount by which amounts payable by Tenant allocable to the holdover period exceeds the amounts payable for the same time period prior to the scheduled expiration of the existing lease, provided that in no event shall such holdover premium payable by Landlord exceed $942.03 per day (based on $28,261.00 per month).

3. Base Rent. Tenant shall pay to Landlord, at P.O. Box 926040, Norcross, Georgia 30010-6040, or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions. The term “Lease Year”, as used in the Basic Lease Provisions and throughout this Lease, shall mean each and every consecutive twelve (12) month period during the Term of this Lease, with the first such twelve (12) month period commencing on the Commencement Date; provided, however, if the Commencement Date occurs other than on the first day of a calendar month the first Lease Year shall be that partial month plus the first full twelve (12) months thereafter.

The Base Rent shall be paid to Landlord on an absolutely “net” basis without any credit for expenses incurred in connection with the operation, repair and maintenance of the Premises, the Building or the Property, with all of such costs being Tenant’s sole responsibility.

4. Rent Payment. The Base Rent for each Lease Year shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Base Rent shall be due and payable on the date of execution of this Lease by Tenant for the first month’s Base Rent and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term hereof; provided, that if the Commencement Date should be a date other than the first day of a calendar month, the monthly Base Rent installment paid on the date of execution of this Lease by Tenant shall be prorated to that partial calendar month, and the excess shall be applied as a credit against the next monthly Base Rent installment. Tenant shall pay, as Additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord).

5. Late Charge. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or Additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the fifth (5th) business day following the date Tenant is invoiced, a late charge of five percent (5%) percent of such past due amount shall be immediately due and payable as Additional Rent and, if such amount remains unpaid for ten (10) days after the due date therefor, interest shall accrue from the date past due until paid at the lower of (a) the per annum rate equal to the annual rate of the then current Prime Rate of Interest (as published in The Wall Street Journal) plus six percent (6%) (the “Default Rate”) or (b) the highest rate permitted by applicable law. In the event that checks submitted by Tenant to Landlord for payment of amounts due pursuant to the Lease shall not be honored by the financial institution due to insufficient funds in excess of two (2) times during the Term, Landlord may, in its sole discretion, require that all future payments by Tenant to Landlord be paid by certified funds, cashier’s check or cash.

6. Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed against Tenant hereunder.

7. Construction of this Agreement. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of his obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. Time is of the essence of this Lease.

8. Use of Premises.

(a) Tenant shall use and occupy the Premises for general office purposes of a type customary for first-class office buildings and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building.

(b) Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “hazardous or toxic material,” as that term is hereafter defined. “Hazardous or toxic material” shall include all materials or substances which have been determined to be hazardous to health or the environment, including, without limitation hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances, (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide, (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); asbestos and radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of de minimis amounts of hazardous or toxic materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers).

(c) The occupancy rate of the Premises shall in no event be more than the maximum occupancy permitted pursuant to applicable laws or codes. In the event that Tenant exceeds this ratio, and Landlord consents to such overage, Tenant shall be responsible for any and all costs related with such overage, including without limitation, replacement of Building components that become worn out sooner than is customary due to increased use (e.g., elevators).

(d) Tenant shall not use the Premises or any part thereof for any use or purpose contrary to those certain covenants, conditions and restrictions listed on Exhibit E (the “CC&Rs”). This Lease is subject in all respects to the CC&Rs and the Bylaws of the “Association(s)” established under the CC&Rs. In addition, Tenant shall comply with all recorded covenants, conditions, easements and restrictions now or hereafter affecting the Premises and with all reasonable rules adopted from time to time by the Associations established under the CC&Rs.

9. Definitions. “Landlord,” as used in this Lease, shall include the party named in the first paragraph hereof, its representatives, assigns and successors in title to the Premises. “Tenant” shall include the party named in the first paragraph hereof, its heirs and representatives, and, if this Lease shall be validly assigned or sublet, shall also include Tenant’s assignees or subtenants, as to the Premises, or portion thereof, covered by such assignment or sublease. “Landlord” and “Tenant” include male and female, singular and plural, corporation, partnership, limited liability company (and the officers, members, partners, employees or agents of any such entities) or individual, as may fit the particular parties.

10. Repairs By Landlord. Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as set forth in this Lease. Except for damage caused by casualty and condemnation (which shall be governed by Sections 28 and 29 below), and subject to normal wear and tear, Landlord shall maintain in good repair the structural skeleton of the Building consisting only of the exterior walls (but not any of the Building’s windows or glass and not any sealing or repainting of such exterior walls), foundation, load bearing columns, and lateral supports of the Building. Landlord shall perform such repairs at Landlord’s sole cost and expense, subject to reimbursement by Tenant as a component of Operating Expenses.

11. Repairs By Tenant. Except as described in Section 10 above or Sections 28 and 29 below, Tenant shall, at its own cost and expense, beginning on the date which is five (5) months after the Commencement Date, maintain the Premises, the Building and the Property in good repair, in a neat and clean, first-class condition and subject to compliance with all applicable codes, laws, ordinances, regulations and covenants, including making all necessary repairs and replacements (collectively, the “Tenant Maintenance Items”). In particular but not to the exclusion of any other Tenant Maintenance Items, Tenant Maintenance Items shall include Tenant’s obligation to, at Tenant’s sole cost and expense, operate, keep, and maintain, and as necessary, repair, restore, replace, and make any capital improvements to (i) the interior and exterior of the Building (excluding Landlord’s responsibilities as set forth in Section 10 above), including the ceilings, floor surface, interior and non-structural and glass portions of the exterior walls, wall covering, shafts, stairs, stairwells, elevator cabs, glass, interior painting, caulking and resealing, mullions, windows and doors, washrooms, and Building mechanical, electrical and telephone closets, and (ii) the Building mechanical, electrical, gas, life safety, plumbing, sewage, sprinkler systems, elevators, restrooms, and heating, ventilation and air-conditioning systems, and (iii) exterior lighting and fencing, any common areas and any sidewalks, parking areas and access ways (including, without limitation, curbs and striping) upon the Premises and the landscaping and grounds surrounding the Building. All glass, both interior and exterior, is at the sole risk of Tenant; and any broken glass shall be promptly replaced at Tenant’s expense by glass of like kind, size and quality. All repairs and maintenance of the Premises by Tenant as required under this Lease shall be performed in a good and safe manner by contractors and other personnel reasonably approved by Landlord, and in compliance with the provisions of Section 12 below. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Premises, but only to the extent Landlord does not receive insurance proceeds with respect thereto, the Building or the Property that is Landlord’s responsibility to maintain pursuant to Section 10 above if caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make the repairs and replacements and the costs of such repair or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

Notwithstanding anything to the contrary herein contained, including the provisions of Section 23 hereof, Landlord and Tenant agree that Tenant Maintenance Items shall not include (i) any remediation of environmental conditions existing at the Property as of the Commencement Date or (ii) capital improvements that are required as a consequence of a change in governmental laws or regulations which become effective after the Commencement Date, except to the extent that such capital improvements are required as a result of Tenant’s specific use of the Property (as distinguished from general office purposes), however, Tenant acknowledges that a portion of such capital improvement costs may be included in Operating Expenses, subject to the limitations set forth in Section 13 hereof.

Tenant shall, at Tenant’s sole cost and expense, maintain contracts (with recognized national service providers approved in writing by Landlord) for the inspection, maintenance and service of the (i) heating, air conditioning and ventilation equipment, (ii) boiler, fired or unfired pressure vessels, (iii) fire sprinkler and/or standpipe, and hose or other automatic fire extinguishing systems, including fire alarm and/or smoke detection, and (iv) elevator, all of which shall be customary for first-class office buildings in the Denver, Colorado metropolitan area, and shall be performed in accordance with all applicable codes, laws, ordinances, regulations and covenants. Tenant shall also be responsible for maintaining a landscape service contract, a janitorial service contract and a security service contract for the Premises and the Property during the Term, all of which shall be customary for first-class office buildings in the Denver, Colorado metropolitan area, and shall be performed in accordance with all applicable codes, laws, ordinances, regulations and covenants. Tenant shall deliver to Landlord (i) a copy of said service contracts prior to the Commencement Date, and (ii) thereafter, a copy of any renewal or substitute service contracts within thirty (30) days prior to the expiration of the existing service contract.

12. Alterations and Improvements. Except for minor, decorative alterations which do not affect the Building structure or systems, are not visible from outside the Premises and do not cost in excess of $25,000.00 in the aggregate, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent may be granted or withheld in the sole, unfettered discretion of Landlord (if the alterations will affect the Building structure or systems or will be visible from outside the Premises), but which consent shall not be unreasonably withheld (if the alterations will not affect the Building structure or systems and will not be visible from outside the Premises). Upon Landlord’s request, Tenant will furnish Landlord plans and specifications for any proposed alterations, additions or improvements and shall reimburse Landlord for its reasonable cost to review such plans. Tenant shall bear responsibility for compliance with all applicable laws, ordinances, the CC&R’s and governmental approvals, for obtaining the approval of the association or architectural committee governing the Building, and for complying with any other requirements of Interlocken Park, the City of Broomfield or the County of Boulder (the compliance with which, including the procurement of all necessary permits and licenses, is Tenant’s responsibility). Any alterations, physical additions or improvements shall at once become the property of Landlord; provided, however, upon the expiration or earlier termination of this Lease Landlord, at its option, may require Tenant to remove any alterations, additions or improvements (plus any installed cabling, wiring or other connection lines) in order to restore the Premises to the condition existing on the Commencement Date. All costs of any such alterations, additions or improvements shall be borne by Tenant. All alterations, additions or improvements must be made in a good, first-class, workmanlike manner and, if the Building is multi-tenanted in the future, in a manner that does not disturb other tenants (i.e., any loud work must be performed during non-business hours) and Tenant must maintain appropriate liability and builder’s risk insurance throughout the construction. Tenant does hereby indemnify and hold Landlord harmless from and against all claims for damages or death of persons or damage or destruction of property arising out of the performance of any such alterations, additions or improvements made by or on behalf of Tenant. Under no circumstances shall Landlord be required to pay, during the Term of this Lease and any extensions or renewals thereof, any ad valorem or Property tax on such alterations, additions or improvements, Tenant hereby covenanting to pay all such taxes when they become due. In the event any alterations, additions, improvements or repairs are to be performed by contractors or workmen other than Landlord’s contractors or workmen, any such contractors or workmen must first be approved, in writing, by Landlord. Landlord agrees to assign to Tenant any rights it may have against the contractor of the Premises with respect to any work performed by said contractor in connection with improvements made by Landlord at the request of Tenant. Tenant shall have the right to use the Building’s roof, shafts and risers for its HVAC and other utility needs upon Landlord’s prior written consent, which consent shall not be unreasonably withheld, and further provided that Tenant shall remove all cables and any other equipment installed therein or thereon prior to the Expiration Date or earlier termination of this Lease and shall repair any damage caused in connection with the installation, repair, maintenance and/or removal of such items.

13. Operating Expenses.

(a) Tenant agrees to reimburse Landlord throughout the Term, as Additional Rent hereunder for Tenant’s Share (as defined below) of the annual Operating Expenses (as defined below). The term “Tenant’s Share” shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building. Landlord and Tenant hereby agree that Tenant’s Share is 100%. If Tenant does not lease the Premises during the entire full calendar year in which the Term of this Lease commences or ends, Tenant’s Share of Operating Expenses for the applicable calendar year shall be appropriately prorated for the partial year, based on the number of days Tenant has leased the Premises during that year.

(b) Operating Expenses shall be all those expenses of owning, operating, servicing, managing, maintaining and repairing the Property, Building, all parking areas and related common areas in a manner deemed by Landlord reasonable and appropriate and in the best interest of the tenants of the Building and in a manner consistent with first-class office buildings in the metropolitan area in which the Building is located. Operating Expenses shall include, without limitation, the following:

(1) All taxes and assessments, whether general or special, applicable to the Property and the Building, which shall include real and personal property ad valorem taxes, and any and all reasonable costs and expenses incurred by Landlord in seeking a reduction of any such taxes and assessments (collectively, “Taxes”). However, Tenant shall not be obligated for Taxes on the net income from the operation of the Building, unless there is imposed in the future a tax on rental income on the Building in lieu of the real property ad valorem taxes, in which event such tax shall be deemed an Operating Expense of the Building.

(2) Insurance premiums and deductible amounts, including, without limitation, for commercial general liability, ISO Causes of Loss Special Form property, rent loss, earthquake and other coverages carried by Landlord on the Building and Property (including terrorism insurance, if Landlord elects to carry it or is required to carry it by any lender).

(3) Management fees (or a charge equal to fair market management fees if Landlord provides its own management services), as long as such fees or charges do not to exceed five percent (5%) of all rents and other charges payable by Tenant hereunder;

(4) (A) The costs, including interest at no more than the Default Rate, amortized monthly over its useful life, of any capital improvement made to the Building or the acquisition and installation of any device or equipment, which improvement, equipment or device is designed to improve the operating effectiveness of the Building or any system within the Building or to improve the safety of the building or the Property; excluding, however, the costs of compliance with governmental laws or regulations (or any judicial interpretation thereof) which are addressed in item 4(B) below;

(B) The costs, including interest at no more than the Default Rate, amortized monthly over its useful life of any improvements made to the Building by or on behalf of Landlord after this date of this Lease to comply with any governmental laws or regulations (or any judicial interpretation thereof) that were not effective as of the Commencement Date, which improvements are made in response to a governmental enforcement notice or action or an enforcement action by a third party unaffiliated with Landlord; Tenant’s liability for the reimbursement of costs described in this subsection (B) shall be limited to $40,000 in any calendar year and shall be limited to an aggregate amount of $100,000 over the initial five-year term of this Lease.

(5) All services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building.

(6) Wages and salaries of Landlord’s employees engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits, provided that, in the event any such employee provides services to more than one project, all such costs are appropriately allocated.

(7) Legal and accounting costs.

(8) Costs to maintain and repair the Building and Property not otherwise specified to be the direct obligation of Landlord or Tenant hereunder, including, without limitation items includable in Operating Expenses pursuant to Section 10 above.

(9) If the Property (either alone or as part of a larger office park) is covered by a declaration and/or an owners association and costs of the type described above are allocated to the Building by way of dues or costs charged or assessed under that declaration or by that association, those charges or dues shall be included in the Operating Expenses (collectively, the “CCR Payments”).

Notwithstanding anything herein to the contrary, Operating Expenses shall not include:

A. Principal or interest payments on any mortgages relating to the Property;

B. Costs of formation of Landlord and the defense of its title to or interest in the Land and Improvements;

C. Costs and expenses for which, and to the extent that, Landlord receives reimbursement therefor by a third party, including, without limitation, reimbursements from Tenant (such as reimbursement for repairs) or pursuant to contractors’ or others’ warranties or insurance or condemnation proceeds, but excluding those expenses reimbursed by Tenant in the form of payments of Operating Expenses;

D. Any bad debt loss, rent loss, or reserves for bad debts or rent loss (except to the extent incurred in connection with this Lease);

E. Except for a property management fee to the extent allowed above, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Building to the extent the costs of such services exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

F. Any costs expressly excluded from Operating Expenses elsewhere in this Lease;

G. Rent for any office space occupied by Property management personnel;

H. Costs incurred to comply with laws relating to the removal of Hazardous Material (as defined under applicable law as of the date hereof) which was in existence in the Building or on the Property prior to the Commencement Date;

I. Costs incurred to remove, remedy, contain, or treat Hazardous Material, which Hazardous Material is brought into the Building or onto the Property after the date hereof by parties other than Tenant or its agents, employees or contractors;

J. Costs incurred to comply with governmental laws or regulations becoming effective after the Commencement Date, except to the extent specifically permitted by Section 13(b)(4)(B) above;

K. Costs incurred to make capital improvements to the Building or the Project, except to the extent specifically permitted by Section 13(b)(4) above;

L. Landlord’s charitable or political contributions; and

M. Any costs incurred by Landlord in connection with the performance of the Work described in paragraph 1 of Exhibit ”B” (the “Landlord’s Turnkey Work”).

(c) If requested by Tenant, Landlord shall, on or before the Commencement Date and on or before December 20 of each calendar year, provide Tenant a statement of the estimated monthly installments of Tenant’s Share of Operating Expenses which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the upcoming calendar year, as the case may be. In the event Landlord has not provided Tenant with such statement prior to January 1 of any calendar year, Tenant shall continue to pay Tenant’s Share of Operating Expenses in the same amount as the previous calendar year, unless and until Landlord provides a statement of estimated monthly installments for the current calendar year. As soon as practicable after December 31 of each calendar year during the Term of this Lease, Landlord shall furnish to Tenant an itemized statement of the Operating Expenses within the Building for the calendar year then ended. Upon reasonable prior written request given not later than thirty (30) days following the date Landlord’s statement is delivered to Tenant, Landlord will provide Tenant detailed documentation to support the itemized statement. If Tenant does not notify Landlord of any objection to Landlord’s itemized statement within thirty (30) days of Landlord’s delivery thereof, Tenant shall be deemed to have accepted such statement as true and correct and shall be deemed to have waived any right to dispute the Operating Expenses due pursuant to that statement.

(i) Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Sections 3 and 4 hereinabove, as Additional Rent hereunder, the estimated monthly installment of Tenant’s Share of the Operating Expenses for the calendar year in question. At the end of any calendar year if Tenant has paid to Landlord an amount in excess of Tenant’s Share of Operating Expenses for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Additional Rent due hereunder, at the option of Landlord). At the end of any calendar year if Tenant has paid to Landlord less than Tenant’s Share of Operating Expenses for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement.

(ii) For the calendar year in which this Lease terminates and is not extended or renewed, the provisions of this Section shall apply, but Tenant’s Share for such calendar year shall be subject to a pro rata adjustment based upon the number of days prior to the expiration of the Term of this Lease. Tenant shall make monthly estimated payments of the prorata portion of Tenant’s Share for such calendar year (in the manner provided above) and when the actual prorated Tenant’s Share for such calendar year is determined Landlord shall send a statement to Tenant and if such statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year exceeded the actual prorated Tenant’s Share for such calendar year, Landlord shall include a check for that amount along with the statement. If the statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year were less than the actual prorated Tenant’s Share for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days of the date Tenant receives Landlord’s statement.

(d) Should Landlord choose not to contest the Taxes in any given year, Tenant shall have the right to lawfully contest (and Landlord shall cooperate with such contest, provided Tenant reimburses Landlord for all costs and expenses incurred in connection therewith), in good faith and with reasonable diligence, the amount of any such Taxes if Tenant shall post with Landlord such security as Landlord shall reasonably require to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of Landlord’s interest in the Property by reason of non-payment thereof; provided further that on final determination of the amount of such Taxes, Tenant shall immediately pay any amount so determined, with all proper costs and charges, and shall have any lien on the Property released and any judgment satisfied.

(e) Notwithstanding the foregoing to the contrary, Landlord shall have the right, from time to time, to elect to have Tenant pay Taxes and /or CCR Payments as a monthly pass-through component of Operating Expenses or as a direct payment in accordance with the following (but still included within the definition of Operating Expenses for all purposes of this Lease, except for the method of reimbursement/payment described hereinabove). If Landlord elects to have Tenant pay direct, Landlord shall give Tenant thirty (30) days prior written notice. Thereafter, Landlord shall forward bills to Tenant for Taxes and/or CCR Payments and Tenant shall (i) promptly and timely pay such bills at least fifteen (15) days prior to the due date thereof directly to the invoicee in accordance with Landlord’s election and such bills and (ii) provide Landlord with evidence of such payment no later than fifteen (15) days prior to the last day upon which they may be paid without any fine, penalty, interest or additional cost. If Tenant fails to pay the Taxes and/or CCR Payments in accordance with this Section 13(c)(iii), such failure shall be deemed a default by Tenant in accordance with Section 26 hereof and a failure to timely pay Additional Rent, and Tenant shall be liable for all fines, penalties, interest and additional cost incurred by Landlord, which amounts Tenant shall pay to Landlord within thirty (30) days after receipt of written notice from Landlord. If Landlord has elected to require Tenant to pay Taxes and/or CCR Payments directly, Landlord shall have the right, from time to time, to elect to return to collection as a monthly pass-through component of Operating Expenses on thirty (30) days prior written notice to Tenant.

14. Landlord’s Failure to Give Possession. Landlord shall not be liable for damages to Tenant for failure to deliver possession of the Premises to Tenant if such failure is due to the failure of any construction or remodeling of the Premises by Tenant to be completed. Landlord will use commercially reasonable efforts to give possession to Tenant by the scheduled Commencement Date of the Term.

15. Acceptance and Waiver. Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is an entity, its officers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, from water rising from underground pipes or the ground, or from electricity, but Tenant, by moving into the Premises and taking possession thereof, shall accept, and shall be held to have accepted the Premises as suitable for the purposes for which the same are leased, and shall accept and shall be held to have accepted the Building and every appurtenances thereof, and Tenant by said act waives any and all defects therein; provided, however, that this Section shall not apply to any damages or injury caused by or resulting from the negligence or willful misconduct of Landlord. Tenant hereby accepts the Premises in its “As Is” condition with all faults and acknowledges and agrees that Landlord shall not be deemed to have given any express or implied warranties whatsoever with respect to the condition of the Premises, except for those set forth in Exhibit ”B” with respect to the performance of Landlord’s Turnkey Work.

16. Signs. Subject to (collectively, the “Signage Conditions”) complying with all applicable laws, ordinances, the CC&R’s and governmental approvals, to obtaining the approval of the association governing the Building, and to complying with the Interlocken Park sign guidelines and any governmental subdivisions’ applicable sign ordinances, regulations or other sign criteria (the compliance with which, including the procurement of all necessary permits and licenses, is Tenant’s responsibility), Tenant shall have the right to install, at Tenant’s sole cost and expense, interior and exterior signs at the Property (“Tenant’s Signage”) in accordance with the location(s), size, color, design, material, content, lighting and other characteristics to be reasonably approved by Landlord. At Tenant’s sole cost and expense, Tenant shall maintain Tenant’s Signage in good condition, subject to Landlord’s reasonable approval as to Tenant’s maintenance plan and implementation. Upon the expiration or earlier termination of this Lease, Landlord shall have the right, but not the obligation, to require Tenant to remove Tenant’s Signage, to require Tenant to repair all injury or damage resulting from such removal and to require Tenant to return the Property to as good a condition as it was at the Commencement Date, normal wear and tear and damage from casualty and condemnation excepted, all at Tenant’s sole cost and expense. If Tenant fails to perform as required in the immediately preceding sentence, Landlord shall have the right to perform on Tenant’s behalf and Tenant shall reimburse Landlord for all actual cost incurred in connection therewith. Notwithstanding anything to the contrary contained herein, Tenant shall not have the right to install Tenant’s Signage which includes “Objectionable Substance” (as hereinafter defined). The term “Objectionable Substance” shall mean any substance which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, that is inconsistent with the quality of the Property, or which would otherwise reasonably offend a landlord of a comparable building in the same market as the Building. The foregoing rights of Tenant to maintain exterior signs (including monument signs), at the Property shall be subject to the obligation of Flextronics USA, Inc. continuing to lease at lease 80% of the Rentable Floor Area in the Building and continuing to operate (without regard to any subtenants) in at least 65% of the Rentable Floor Area of the Building. If Flextronics USA, Inc. assigns it rights under this Lease to a permitted assignee, such assignee shall be entitled to utilize and enforce such signage rights as long as it complies with the foregoing occupancy and leasing requirements and further provided that such assignee is comparable in status and prestige to tenants having comparable signage rights in similar other buildings in the Broomfield, Colorado submarket.

17. Advertising. Landlord may advertise the Premises as being “For Rent” at any time following a default by Tenant which remains uncured and at any time within nine (9) months prior to the expiration, cancellation or termination of this Lease for any reason and during any such periods may exhibit the Premises to prospective tenants.

18. Removal of Fixtures. If Tenant is not in default hereunder, Tenant may from time to time, and shall upon the expiration or earlier termination of this Lease, remove any trade fixtures and equipment which it has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant repairs all damages to the Premises caused by such removal.

19. Entering Premises . Landlord may enter the Premises at reasonable hours provided that Landlord’s entry shall not unreasonably interrupt Tenant’s business operations and that prior notice is given when reasonably possible (and, if in the opinion of Landlord any emergency exists, at any time and without notice) for any legitimate business purpose and/or to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be appropriate, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. The Rent reserved herein shall not abate during any such entry and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant because of any such entry. Any such entry shall be accomplished during ordinary business hours, or, if any such entry is at the request of Tenant to be done during any other hours, the Tenant shall pay all overtime and other extra costs.

20. Services.

(a) From and after the Commencement Date, Tenant will be responsible, at its sole cost and expense, for contracting for such utility service as needed from time to time by Tenant. If Tenant fails to pay any utility bills or charges and such failure presents a threat of harm or risk to the Property or could result in a lien on the Property, Landlord may, at its option and upon reasonable notice to Tenant and in addition to any other remedies, pay the same and in such event, the amount of such payment, together with interest thereon at the lower of the Default Rate or the highest rate permitted by applicable law from the date of such payment by Landlord, will be added to Tenant’s next due payment, as Additional Rent.

From and after the date which is five (5) months after the Commencement Date of this Lease, Tenant will be responsible, at its sole cost and expense, for the furnishing of all services to the Premises in a manner customary for first-class office buildings in the Denver, Colorado metropolitan area, including, but not limited to, janitorial and security services, pest control, window washing and landscaping services. Landlord shall have no obligation to provide any services to the Premises, including, but not limited to, janitorial and security services, pest control, window washing and landscaping services.

In the event Tenant fails to promptly and properly perform under this Section 20, Landlord shall have the right, but not the obligation, upon reasonable prior written notice to Tenant to take over Tenant’s responsibilities under this Section 20, and the costs incurred in connection therewith shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

(b) Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services or utilities to the Premises, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease.

21. Indemnities. Tenant does hereby indemnify and save harmless Landlord against all claims for damages to persons or property which are caused anywhere in the

Building or on the Property by the negligence or willful misconduct of Tenant, its agents or employees or which occur in the Premises (or arise out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees. Landlord does hereby indemnify and hold Tenant harmless against all claims for damaged persons or property if caused by the negligence or willful misconduct of Landlord, its agents or employees. The indemnities set forth hereinabove shall include the obligation to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. The indemnities contained herein do not override the waivers contained in Section 22(d) below.

22. Tenant’s Insurance; Waivers.

(a) Tenant further covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i) Commercial General and Umbrella Liability Insurance covering the Premises and Tenant’s use thereof against claims for personal injury or death, property damage and product liability occurring upon, in or about the Premises, such insurance to be written on an occurrence basis (not a claims made basis), with a limit for each occurrence not less than $3,000,000 and to have general aggregate limits of not less than $5,000,000 for each policy year. The insurance coverage required under this Section 22(a)(i) shall, in addition, extend to the liability of Tenant arising out of the indemnities provided for in Section 21 and, if necessary, the policy shall contain a contractual endorsement to that effect. CGL insurance shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent or better coverage). The certificate of insurance evidencing the Commercial General Liability policy shall name all additional insureds required by Section 22(b) below.

(ii) Commercial all risk property insurance covering all of the items included in Tenant’s leasehold improvements, heating, ventilating and air conditioning equipment maintained by Tenant, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant pursuant to Section 12, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the ISO Special Causes of Loss -Form insurance policy but excluding California Earthquake and sublimiting Earthquake and Flood(or substitute form providing, in Landlord’s reasonable discretion, equivalent or better coverage), together with insurance against sprinkler damage, vandalism and malicious mischief. The certificate of insurance evidencing such coverage which is delivered by Tenant pursuant to Section 22(b) below shall designate Landlord and Wells Management, Inc. as loss payee as their interests may appear with respect to the Building, all leasehold improvements, heating, ventilating and air-conditioning equipment and all fixtures (other than Tenant’s trade fixtures).

(iii) Workers’ Compensation and Employer’s Liability insurance affording statutory coverage and containing statutory limits with the Employer’s Liability portion thereof to have minimum limits of $500,000.00, which coverages shall also include a waiver of subrogation provision in favor of Landlord.

(iv) Business Interruption Insurance in an amount sufficient to cover Tenant’s costs, damages, lost income, expenses and base rent/additional rent for temporary space.

(v) Automobile (and if necessary, commercial umbrella) liability insurance with a limit of not less than $5,000,000 for each accident. Such insurance shall insure liability arising out of any automobiles used in connection with Tenant’s business (including owned, hired, leased and non-owned automobiles).

(vi) Tenant shall carry and maintain during the entire Term, at Tenant’s sole cost and expense, such increased amounts of the insurance required to be carried by Tenant pursuant to this Section 22, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided that such requests shall be consistent with the treatment of comparable tenants in similar buildings in the same market as the Building.

(b) All policies of the insurance provided for in Section 22(a) shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A-X in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which Landlord’s Building is located. Landlord, in its sole discretion, shall be permitted to temporarily waive or accept alternative coverages for Tenant’s insurance as required by the terms of this Section 22. Each policy as designated below:

(i) as respects the General Liability, Automobile Liability and Umbrella Liability, shall be endorsed to name Landlord and Wells Management, Inc. as an additional insured (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord) and as respects the Property policy shall name Landlord as loss payee as its interest may appear with respect to all leasehold improvements, heating, ventilating and air-conditioning equipment and fixtures (other than Tenant’s trade fixtures).

(ii) shall (and a certificate thereof shall be delivered to Landlord at or prior to the execution of the Lease) be delivered to each of Landlord and any such other parties in interest within ten (10) days after delivery of possession of the Premises to Tenant and thereafter within thirty (10) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii) shall contain a provision that the insurer will endeavor to give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material reduction in coverage or cancellation of coverage; and

(iv) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c) Any insurance provided for in Section 22(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

(i) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as designated above as its interest may appear; and

(ii) the requirements set forth in this Section 22 are otherwise satisfied.

(d) Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by an ISO Causes of Loss - Special Form property insurance of the type described in Section 22(a)(ii) above. Each party shall also be responsible for the payment of any deductible amounts required to be paid under the applicable ISO Causes of Loss - Special Form property insurance carried by the party whose property is damaged. These waivers shall apply if the damage would have been covered by a customary ISO Causes of Loss - Special Form property insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by ISO Causes of Loss - Special Form property insurance of the type described in Section 22(a)(ii).

(e) Tenant acknowledges and agrees that any contractors (and subcontractors of any tier) hired by Tenant to do work in the Premises will be required to carry sufficient insurance coverage insuring the contractor (or subcontractor), Tenant and Landlord with terms equivalent to those specified in this Section 22, and Tenant shall provide certificates of such insurance to Landlord prior to any work in the Premises commencing.

23. Governmental Requirements. Tenant shall promptly comply throughout the Term of this Lease, at Tenant’s sole cost and expense, with all present and future laws, ordinances and regulations of all applicable governing authorities, including, without limitation, the Americans with Disabilities Act, relating to all or any portion of the Premises, the Building or the Property, foreseen or unforeseen, ordinary as well as extraordinary, or to the use or manner of use of the Premises, the Building or the Property. Tenant shall also observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the

Premises, the Building or the Property. The foregoing covenants shall exclude the construction or installation of improvements or the remediation of existing environmental conditions at the Building which improvements or remediation are expressly excluded from “Tenant Maintenance Items” in the second paragraph of Section 11 above.

24. Abandonment of Premises. Tenant agrees not to abandon or vacate the Premises during the Term of this Lease. If Tenant does abandon or vacate the Premises for more than ninety (90) days, Landlord may terminate this Lease, by written notice to Tenant at any time prior to Tenant reoccupying the Premises, but such termination shall not entitle Landlord to pursue any other remedies unless an uncured Event of Default then exists, in which case Landlord may pursue any and all remedies provided by this Lease, at law or in equity.

25. Assignment and Subletting.

(a) Tenant may not, without the prior written consent of Landlord, which consent may be withheld by Landlord in its sole, unfettered discretion (except as set forth in subsection (b) below), assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, asset sale, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent. Consent to one assignment or sublease shall not waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Tenant shall reimburse Landlord for its reasonable legal and administrative costs in reviewing any such proposed assignment or sublease. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event of any default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent directly from the subtenant. In addition, upon any request by Tenant for Landlord’s consent to an assignment or sublease (other than with respect to a transfer described in subsection (b) below that does not require Landlord’s consent), Landlord may elect to terminate this Lease and recapture all of the Premises (in the event of an assignment request) or the applicable portion of the Premises (in the event of a subleasing request); provided, however, if Landlord notifies Tenant that Landlord elects to exercise this recapture right, Tenant may, within five (5) business days of its receipt of Landlord’s notice, notify Landlord that Tenant withdraws its request to sublease or assign, in which case Tenant shall continue to lease all of the Premises, subject to the terms of this Lease and Landlord’s recapture notice shall be null and void. If Tenant desires to assign or sublease, Tenant must provide written notice to Landlord describing the proposed transaction in detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant) reasonably necessary to let Landlord evaluate the proposed transaction. Landlord shall notify Tenant within twenty (20) days of its receipt of such notice whether Landlord elects to exercise its recapture right and, if not, whether Landlord consents to the requested assignment or sublease. If Landlord fails to respond within such twenty (20) day period, Landlord will be deemed not to have elected to recapture and not to have consented to the assignment or sublease. If Landlord does consent to any assignment or sublease request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term), Tenant shall pay 50% of such excess to Landlord as and when the monthly payments are received by Tenant.

(b) Notwithstanding any other provision contained in this Lease to the contrary, Tenant shall be permitted to assign this Lease or sublease the Premises, in whole but not in part, without the consent of Landlord but upon not less than thirty (30) days prior written notice to Landlord, to any (a) entity into which or with which Tenant merges or consolidates, or (b) transferee which acquires all or substantially all of the assets or outstanding membership interests, partnership interests, shares of capital stock or other ownership interests of Tenant, as long as the entity into or with which Tenant has merged or consolidated or such transferee, as contemplated in (a) and (b) hereof, succeeds to all or substantially all of Tenant’s office locations as of the date thereof and that (w) the tangible net worth of such entity or transferee shall be equal to the greater of (i) the tangible net worth of Tenant as of the date of this Lease or (ii) the tangible net worth of Tenant as of the date of the assignment of this Lease, (x) the credit rating of such entity or transferee shall be equal to or better than the credit rating of Tenant as of the date of this Lease, (y) the successor entity, purchaser or transferee shall be obligated, as a result of such merger, acquisition or consolidation, be legally bound to pay the Rent and all other rentals and charges hereunder, and to observe and perform all of the other terms, covenants and provisions of the Lease on the part of Tenant to be observed or performed, and (z) any such transaction is not entered into as a subterfuge to avoid the restrictions relating to assignments set forth in this Lease.

In addition to the foregoing, Tenant shall be permitted to assign or sublease the Premises, without the consent of Landlord but upon not less than thirty (30) days prior written notice to Landlord, to an affiliate of Tenant, so long as such transaction is not entered into as a subterfuge to avoid the restrictions relating to assignments and sublettings set forth in this Lease and as long as such transaction would not, in Landlord’s reasonable determination, cause a violation by Landlord of any obligation of Landlord the CC&R’s. No such assignment or sublease to an affiliate of Tenant shall relieve Tenant of any of Tenant’s obligations under this Lease, and Tenant shall remain fully liable for the faithful and timely payment and performance of all of Tenant’s obligations and undertakings under this Lease. For the purposes of this section, an “affiliate” of Tenant shall mean any corporation or other entity which, directly or indirectly, controls or is controlled by or is under control with Tenant. For this purpose, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities (or other ownership interests) or by contract or otherwise, or to elect a majority of the directors of a corporation or to independently select the managing partner of a partnership, or to independently select the managing member of a limited liability company.

26. Default. If Tenant shall default in the payment of Rent herein reserved when due and fails to cure such default within five (5) business days after written notice of such default is given to Tenant by Landlord; or if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provisions requiring the payment of Rent, and fails to cure such default within thirty (30) days after written notice of such default is given to Tenant by Landlord or, if such default cannot be cured within thirty (30) days, Tenant shall not be in default if Tenant promptly commences and diligently proceeds the cure to completion as soon as possible and in all events within ninety (90) days; or if Tenant is adjudicated a bankrupt; or if a permanent receiver is appointed for Tenant’s Property and such receiver is not removed within ninety (90) days after written notice from Landlord to Tenant to obtain such removal; or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future law, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; or if Tenant’s effects should be levied upon or attached and such levy or attachment is not satisfied or dissolved within forty-five (45) days after written notice from Landlord to Tenant to obtain satisfaction thereof; or, if Tenant is an individual, in the event of the death of the individual and the failure of the executor, administrator or personal representative of the estate of the deceased individual to have assigned the Lease within three (3) months after the death to an assignee approved by Landlord; then, and in any of said events, Landlord, at its option, may exercise any or all of the remedies set forth in Section 27 below.

27. Remedies. Upon the occurrence of any default set forth in Section 26 above which is not cured by Tenant within the applicable cure period provided therein, if any, Landlord may exercise all or any of the following remedies:

(a) terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice, and if Tenant fails to so surrender, Landlord shall have the right, without notice, to enter upon and take possession of the Premises and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;

(b) terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including without limitation, the then present value of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Premises for the same period (as determined by a real estate broker licensed in the state where the Building is located, who has at least ten (10) years experience, immediately prior to the date in question evaluating commercial office space, taking into account all relevant factors including, without limitation, the length of the remaining

Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Term and inflation), plus (iii) the costs of recovering the Premises, and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorneys’ fees, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;

(c) without terminating this Lease, and without notice to Tenant, Landlord may in its own name, but as agent for Tenant enter into and take possession of the Premises and re-let the Premises, or a portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (Landlord shall have no obligation to attempt to re-let the Premises or any part thereof). Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;

(d) allow the Premises to remain unoccupied and collect Rent from Tenant as it becomes due; or

(e) pursue such other remedies as are available at law or in equity.

28. Destruction or Damage.

(a) Tenant shall promptly notify Landlord of any material damage to the Premises resulting from fire or any other casualty. If the Building or the Premises are totally destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that, in Landlord’s reasonable opinion, the damage cannot be restored within two hundred seventy (270) days of the date Landlord provides Tenant written notice of Landlord’s reasonable estimate of the time necessary to restore the damage, or if the damage is not covered by standard ISO Causes of Loss – Special Form property insurance, or if the Landlord’s lender requires that the insurance proceeds be applied to its loan, Landlord shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice to Tenant on or before thirty (30) days following Landlord’s notice described in the next sentence and Rent shall be accounted for as between Landlord and Tenant as of that date. Landlord shall provide Tenant with notice within sixty (60) days following the date of the damage of the estimated time needed to restore, whether the loss is covered by Landlord’s insurance coverage and whether or not Landlord’s lender requires the insurance proceeds be applied to its loan.

(b) If the Building or the Premises are damaged to the extent that, in Landlord’s reasonable opinion, the damage cannot be restored within two hundred seventy (270) days of the date Landlord provides Tenant written notice of Landlord’s reasonable estimate of the time necessary to restore the damage, Tenant shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice to Landlord on or before thirty (30) days following Landlord’s notice described in the last sentence of subsection (a) above and Rent shall be accounted for as between Landlord and Tenant as of that date.

(c) If the Premises are damaged by any such casualty or casualties but Landlord is not entitled to or does not terminate this Lease as provided in subparagraph (a) above, and Tenant does not terminate this Lease as provided in subparagraph (b) above, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing within sixty (60) days of the date of the damage that the damage will be restored (and will include Landlord’s good faith estimate of the date the restoration will be complete), in which case Rent shall abate as to any portion of the Premises which is not usable, and Landlord shall restore the Premises to substantially the same condition as before the damage occurred as soon as practicable, whereupon full Rent shall recommence.

(d) Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to restore any item that is Tenant’s responsibility to insure under Section 22 hereof, regardless of whether Tenant insures same, undertakes self insurance with respect to same or fails to maintain insurance with respect to same; Tenant shall bear the responsibility for prompt restoration of all such items.

29. Eminent Domain. If the whole of the Building or Premises, or such portion thereof as will make the Building or Premises unusable in the reasonable judgment of Landlord for their intended purposes, is condemned or taken by any legally constituted authority for any public use or purpose, then in either of said events, Landlord and Tenant may terminate this Lease by written notice to the other on or before the date that is ten (10) business days following the effective date of such a condemnation or such a taking, and the Term hereby granted shall cease from that time when possession thereof is taken by the condemning authorities, and Rent shall be accounted for as between Landlord and Tenant as of that date. If a portion of the Building or Premises is so taken, but not such amount as will make the Building or Premises unusable in the reasonable judgment of Landlord for the purposes herein leased, or if neither party elects to terminate this Lease, this Lease shall continue in full force and effect and the Rent shall be reduced prorata in proportion to the amount of the Premises so taken, and Landlord shall, to the extent reasonably feasible, restore the Building and the Premises to substantially its former condition, but such work shall not include (i) any component of the Building or the Premises for which Tenant is required to maintain insurance under Section 22 or any alterations, additions or improvements to the Premises made by Tenant following the date hereof. Further Landlord shall not be required to spend any amounts for such work in excess of the amount received by Landlord in connection with such condemnation. Tenant shall have no right or claim to any part of any award made to or received by Landlord for such condemnation or taking, and all awards for such condemnation or taking shall be made solely to Landlord. Tenant shall, however, have the right to pursue any separate award that does not reduce the award to which Landlord is entitled.

30. Service of Notice. Except as otherwise provided by law, Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder, the person in charge of or occupying the Premises at the time of such proceeding or notice; and if no person be in charge or occupying the Premises, then such service may be made by attaching the same to the front entrance of the Premises.

31. Mortgagee’s Rights.

(a) Subject to Tenant’s receipt of the SNDA (as hereinafter defined), Tenant agrees that this Lease shall be subject and subordinate (i) to any existing or future mortgage, deed to secure debt or other security interest that any owner of the Property may hereafter, at any time, elect to place on the Property and to all advances which may be thereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes the Lease which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents which the counsel for Landlord or Holder may deem necessary to evidence the subordination of the Lease to the Security Documents. Notwithstanding anything to the contrary contained hereinabove. Following Tenant’s written request delivered to Landlord, Landlord agrees to use commercially reasonable efforts to obtain from Holder a document which includes a non-disturbance agreement in the form customarily used by institutional lenders or on terms otherwise acceptable to Tenant and Holder (the “SNDA”).

(b) In the event of a foreclosure pursuant to any Security Documents, Tenant shall thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c) If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under the Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in the Lease, for the recovery of Rent or for any other default or event of default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord); or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without its consent.

(d) Tenant hereby acknowledges that if the interest of Landlord hereunder is covered by an assignment of Landlord’s interest in Lease, Tenant shall pay all Rent due and payable under the Lease directly to the Holder of the assignment of Landlord’s interest in Lease upon notification of the exercise of the rights thereunder by the Holder thereof.

(e) Notwithstanding anything to the contrary set forth in this Section 31, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that the Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

32. Tenant’s Estoppel. Tenant shall, from time to time, upon not less than ten (10) days prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and has no offsets or defenses against Landlord under this Lease, whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), and other matters reasonably requested by Landlord concerning the status of the Lease and the Premises, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises.

33. Attorney’s Fees. If Landlord exercises any of the remedies provided to Landlord under this Lease as a result of Tenant’s failure to comply with its obligations, or if Landlord brings any action to enforce its rights under this Lease, Tenant shall be obligated to reimburse Landlord, on demand, for all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in connection therewith.

34. Parking. Tenant shall be entitled to use all parking spaces in the parking facilities located on the Property. All parking spaces provided to Tenant shall be unreserved and are to be used by Tenant, its employees and invitees in common with Landlord and its agents, representatives, invitees and contractors to the extent consistent with Landlord’s rights and obligations under this Lease. Subject to Tenant’s reasonable approval (unless Landlord is directed to do any of the following by any party having jurisdiction over the Property, in which event Tenant’s approval shall not be required), Landlord reserves the right to build improvements upon, reduce the size of, relocate, reconfigure, eliminate, and/or make alterations or additions to such parking facilities at any time. The use of the parking spaces is provided by Landlord to Tenant without additional charge.

35. Storage. If Landlord makes available to Tenant any storage space outside the Premises, anything stored therein shall be wholly at the risk of Tenant, and Landlord shall have no responsibility or liability for the items stored therein.

36. Waste Disposal.

(a) All normal trash and waste (i.e., waste that does not require special handling pursuant to subparagraph (b) below) shall be disposed of through the janitorial service.

(b) Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to (a) above and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this subparagraph (b). Tenant hereby indemnifies and holds harmless Landlord from and against any loss, claims, demands, damage or injury Landlord may suffer or sustain as a result of Tenant’s failure to comply with the provisions of this subparagraph (b).

37. Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord in the same condition as on the Commencement Date hereof, natural wear and tear only excepted, and Tenant shall remove all of its personalty therefrom and shall, if directed to do so by Landlord, remove all improvements (including cabling) and restore the Premises to its original condition prior to the construction of any improvements which have been made therein by or on behalf of Tenant, including any improvements made prior to the Commencement Date. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be necessary without being guilty of forcible entry, detainer, trespass or other tort. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease or any renewal falls on Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

38. Cleaning Premises. Upon vacating the Premises, Tenant agrees to return the Premises to Landlord broom clean and in the same condition when Tenant’s possession commenced, natural wear and tear excepted, regardless of whether any Security Deposit (as defined in Section 44 below) has been forfeited.

39. No Estate In Land. This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy or sale, and not assignable by Tenant except with Landlord’s consent.

40. Cumulative Rights. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.

41. Paragraph Titles; Severability. The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

42. Damage or Theft of Personal Property. All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, or other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligent or willful act of the Landlord, its employees and agents.

43. Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, with Landlord’s written consent, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be at the higher of 150% of the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term as the same would be adjusted pursuant to the provisions of Section 4 hereof, or 150% of the then current fair market rental value of the Premises. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence. In addition, Tenant shall also be liable for any and all other damages Landlord suffers as a result of such holdover in the event that Tenant fails to surrender the Premises to Landlord within thirty (30) days after the expiration of the Term and Landlord has notified Tenant that Landlord intends to lease the Premises to a replacement tenant. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term hereof, or any renewal term.

44. Security Deposit. Tenant shall pay Landlord the sum of Zero 00/100 Dollars ($0.00) (hereinafter referred to as “Security Deposit”) as evidence of good faith on the part of Tenant in the fulfillment of the terms of this Lease, which shall be held by the Landlord during the Term of this Lease, or any renewal thereof. Under no circumstances will Tenant be entitled to any interest on the Security Deposit. The Security Deposit may be used by Landlord, at its discretion, to apply to any amount owing to Landlord hereunder, or to pay the expenses of repairing any damage to the Premises, except natural wear and tear occurring from normal use of the Premises, which exists on the day Tenant vacates the Premises, but this right shall not be construed to limit Landlord’s right to recover additional sums from Tenant for damages to the Premises. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand, in immediately available funds, the amount so applied in order to restore the Security Deposit to its original amount. In addition to any other rights available to Landlord hereunder, the Security Deposit shall be forfeited in any event if Tenant fails to occupy the Premises as Tenant for the full original term of this Lease, or if this Lease should for any reason whatsoever be terminated prior to the normal Expiration Date of the original term, or of any renewal thereof. If there are no payments to be made from the Security Deposit as set out in this paragraph, or if there is any balance of the Security Deposit remaining after all payments have been made, the Security Deposit, or such balance thereof remaining, will be refunded to the Tenant within thirty (30) days after fulfillment by Tenant of all obligations hereunder. In no event shall Tenant be entitled to apply the Security Deposit to any Rent due hereunder. In the event of an act of bankruptcy by or insolvency of Tenant, or the appointment of a receiver for Tenant or a general assignment for the benefit of Tenant’s creditors, then the Security Deposit shall be deemed immediately assigned to Landlord. The right to retain the Security Deposit shall be in addition and not alternative to Landlord’s other remedies under this Lease or as may be provided by law and shall not be affected by summary proceedings or other proceedings to recover possession of the Premises. Upon sale or conveyance of the Building, Landlord may transfer or assign the Security Deposit to any new owner of the Premises, and upon such transfer all liability of Landlord for the Security Deposit shall terminate. Landlord shall be entitled to commingle the Security Deposit with its other funds.

45. Tenant Finishes. The Work Letter attached hereto as Exhibit “B” is hereby made a part of this Lease, and its provisions shall control in the event of a conflict with the provisions contained in this Lease.

46. Rules and Regulations. The rules and regulations in regard to the Building, annexed hereto, and all reasonable rules and regulations which Landlord may hereafter, from time to time, adopt and promulgate, for the government and management of said Building, are hereby made a part of this Lease and shall, during the said term, be observed and performed by Tenant, his agents, employees and invitees, provided that Landlord shall not enforce such rules discriminatorily against Tenant.

47. Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the term hereof. Landlord shall not be responsible for the acts or omissions of Tenant or other third party that may interfere with Tenant’s use and enjoyment of the Premises.

48. Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

49. Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the Building, as such interest is constituted from time to time, and neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner of any partner of Landlord, shall have any personal liability whatsoever with respect to this Lease. No owner of the Property, whether or not named herein, shall have liability hereunder after it ceases to hold title to the Property.

50. Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

51. Authority. If Tenant executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant does hereby personally represent and warrant that Tenant is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant is qualified to do business in the state where the Building is located, that Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so. In the event any such representation and warranty is false, all persons who execute this Lease shall be individually, jointly and severally, liable as Tenant. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

52. Intentionally Omitted.

53. Broker Disclosure. Fuller & Company, a real estate broker licensed in the State of Colorado, has acted as agent for Landlord in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. Commercial Property Services and Bitzer Real Estate Services, a real estate broker licensed in the State of Colorado, have acted as agent for Tenant in this transaction and are to be paid a commission by Landlord pursuant to a separate agreement. Landlord represents that it has dealt with no other broker other than the broker(s) identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim. Tenant represents that it has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim. Tenant will cause its broker to execute a customary lien waiver, adequate under the law of the state where the Project is located, to extinguish any lien claims such broker may have in connection with this Lease.

54. Notices. Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth below. Any such notice shall be deemed given on the date sent or deposited for delivery in accordance with one of the permitted methods described above. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Section 54. The following are the initial notice addresses for each party:

Landlord’s Notice Address:	Fund VIII and Fund IX Joint Venture
c/o Wells Real Estate Funds
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-2295
Attention: Asset Manager, Western Region

With a copy to:	Wells Capital, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-2295
Attention: General Manager

Tenant’s Notice Address:	Flextronics International USA, Inc.
2090 Fortune Drive
San Jose, California 95131
Attention: Timothy Stewart
With a copy to:	Mark S. LaConte, Esq.
Robins, Kaplan, Miller & Ciresi L.L.P.
800 Boylston St.
Boston, MA 02199

55. Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond Landlord’s control (a “force majeure event”) which results in the Landlord being unable to timely perform its obligations hereunder so long as Landlord diligently proceeds to perform such obligations after the end of the force majeure event, Landlord shall not be in breach hereunder, this Lease shall not terminate, and Tenant’s obligation to pay any Base Rent, additional rent, or any other charges and sums due and payable shall not be excused.

56. Financial Statements. Upon Landlord’s written request therefor, which shall be given no more than once per year, Tenant shall forward to Landlord Tenant’s audited, certified financial statements for the fiscal year then ended (which shall include balance sheet, income statement, and cashflow statement with accompanying notes and Management’s discussion). Such statements shall be prepared in accordance with generally accepted accounting principles. Landlord agrees that if and, as long as, Tenant is a “Reporting Company” under the Securities Act of 1934, Tenant shall not be required to provide such financial statements to Landlord. In addition, Tenant shall not be required to provide financial statements to Landlord if Tenant’s ultimate parent company is a Reporting Company.

57. Special Stipulations. The Special Stipulations, if conflicting, if any, attached hereto as Exhibit “D” are modifications to the terms of this Lease and such Special Stipulation shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals, the day and year first above written.

LANDLORD:

FUND VIII and FUND IX JOINT VENTURE, a Georgia Joint Venture

WELLS REAL ESTATE FUND VIII, L.P. a Georgia Limited Partnership

By:	Wells Partners, L.P.
a Georgia limited partnership, as general partner

By:	Wells Capital, Inc.
a Georgia corporation, as general partner

By:
Name:
Title:

WELLS REAL ESTATE FUND IX, L.P. a Georgia Limited Partnership

By:	Wells Partners, L.P.
a Georgia limited partnership, as general partner

By:	Wells Capital, Inc.
a Georgia corporation, as general partner

By:
Name:
Title:

TENANT:

FLEXTRONICS INTERNATIONAL USA, INC.

By:

Name:

Title:
(CORPORATE SEAL)

RULES AND REGULATIONS

1. The sidewalks, entry passages, corridors, halls, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purpose other than those of ingress and egress. The floors, skylights and windows that reflect or admit light into any place in said building shall not be covered or obstructed by Tenant. The toilets, drains and other water apparatus shall not be used for any other purpose than those for which they were constructed and no sweepings, rubbish or other obstructing substances shall be thrown therein.

2. No advertisement or other notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except upon the doors, and of such order, size and style, and at such places, as shall be approved and designated by Landlord.

3. Tenant shall not do nor permit to be done in the Premises, or bring or keep anything therein, which shall in any way increase the rate of insurance carried by Landlord on the Building, or on the Property, or obstruct or interfere with the rights of other parties or violate any applicable laws, codes or regulations. Tenants, its agents, employees and invitees shall maintain order in the Premises and the Building and shall not make or permit any improper noise in the Premises or the Building. Nothing shall be thrown by Tenant, its agents, employees or invitees, out of the windows or doors, or down the passages or skylights of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at any time. No part of the Building shall be used or in any way appropriated for gambling, immoral or other unlawful practices, and no intoxicating liquor or liquors shall be sold in the Building.

4. No animals, birds, bicycles or other vehicles shall be allowed in the offices, halls, corridors, elevators or elsewhere in the Building, without the approval of Landlord.

5. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole and, when any part thereof shall be broken, the same shall be immediately replaced or repaired by Tenant (subject to Tenant’s compliance with Section 12 of the Lease) and put in order under the direction and to the satisfaction of Landlord, or its agents, and shall be kept whole and in good repair. Tenants shall not injure, overload, or deface the Building, the woodwork or the walls of the Premises, nor carry on upon the Premises any noxious, noisy or offensive business.

6. Except as installed as part of the Work or in compliance with the terms of the Lease, including without limitation, Section 12 of the Lease, no additional security systems, access systems, locks or latches shall be put upon any door without the written consent of Landlord. Landlord shall be given the ability to bypass all such systems, locks and latches. Tenant, at the termination of their Lease, shall return to Landlord all card keys to doors in the Building.

7. Landlord in all cases retains the power to prescribe the weight and position of iron safes or other heavy articles. The use of burning fluid, camphene, benzine, kerosene or anything except gas or electricity, for lighting the Premises, is prohibited. No offensive gases or liquids will be permitted.

8. Except as installed as part of the Work or in compliance with the terms of the Lease, including without limitation, Section 12 of the Lease, no blinds, coverings or drapes over the windows shall be installed without Landlord’s consent. No awnings shall be placed on the Building.

9. Except as installed as part of the Work or in compliance with the terms of the Lease, including without limitation, Section 12 of the Lease, all wiring and cabling work shall be done only by contractors approved in advance by Landlord and Landlord shall have the right to have all such work supervised by Building engineering/maintenance personnel.

10. No smoking shall be permitted in any portion of the interior of the Building (including the Premises). Tenants shall not install equipment that causes electrical consumption at any time to exceed the capacity of the existing feeders, risers, or wiring.

EXHIBIT “A”

PROPERTY

A portion of Lot 1 Final Plat Interlocken, Filing #2 Consisting of approximately 4.6 Acres Known as 305 Interlocken Parkway Interlocken Advanced Technology Environment Broomfield, Colorado

EXHIBIT “B”

(WORK LETTER)

LANDLORD’S CONSTRUCTION

1.	Plans and Specifications. Landlord, shall cause to be prepared by Landlord’s architect and/or Landlord’s engineer the following, to the extent required or reasonably necessary as determined by Landlord:

(a)	Schematic partition plans and layout based on Tenant’s requirements.

(b)	Architectural drawings and specifications for Tenant’s partition layout, reflected ceiling and other installations for the work to be done by Landlord under Paragraph 3 hereof, which shall be prepared by the architect noted above.

(c)	Construction drawings and specifications where necessary for installation of heating and air conditioning, electrical, plumbing, fire protection and security systems and other drawings necessary to define the scope of work to be done by Landlord under Paragraph 3 hereof, which shall be prepared by Landlord’s engineer.

(d)	Any subsequent modifications to the drawings and specifications requested by Tenant which are consistent with and conform to the Pricing Plan (as defined below).

All such working drawings plans and/or specifications are expressly subject to Landlord’s approval and shall conform to the pricing plan, which plan has been approved by Landlord and Tenant and attached hereto as, or is otherwise described in, Schedule B-1 (said approved pricing plan is herein referred to as the “Pricing Plan”). Such working drawings, plans and/or specifications as shall have been approved by Landlord and Tenant, together with any modifications thereto which have been approved for construction by Landlord and Tenant, are herein referred to as the “Plans”, and the scope of work described and shown in the approved Plans is herein referred to as the “Work”. Landlord shall cause proposed plans to be prepared based on the Pricing Plan, and shall submit the proposed plans to Tenant for approval. Tenant shall provide any comments to Landlord on the proposed plans within five (5) business days after Landlord’s delivery of the proposed plans to Tenant, and Tenant shall provide any comments to Landlord on any revised plans within five (5) days after Landlord’s delivery of any revised plans to Tenant; Tenant’s comments on such proposed plans shall be limited to requests to correct items in the proposed plans which are materially inconsistent with the Pricing Plan. Landlord and Tenant shall each use their respective diligent, good faith efforts to cause the final Plans to be approved for construction on or before November 15, 2005. Tenant shall accept possession of the Premises when Landlord’s construction, as provided in Paragraph 3 hereof, is substantially completed and Landlord shall use reasonable efforts to cause the completion of any punchlist items within thirty (30) days. In the event of any dispute as to when the Premises is substantially complete (as that term is used in Section 2 of the Lease), the determination of Landlord’s architect shall be final and binding upon the parties.

2.	Base Building Condition. The Premises have previously been improved for occupancy by another tenant and are delivered to Tenant in their “as is” condition as of the date of this Lease. Tenant acknowledges and agrees that, except as expressly set forth herein, including Landlord’s covenant to perform the Work described in Paragraph 1 hereof, neither Landlord nor its representatives have made any representations, warranties or inducements to Tenant with respect to the current condition of the Premises or the improvements therein.

3.	Leasehold Improvements. Landlord agrees, at Landlord’s cost and expense, to cause the Work described in the final Plans approved for construction to be constructed and installed in the Premises in substantial accordance with said Plans.

4.	Approval of Subcontractors; Cost Estimate. Landlord reserves the right to restrict the list of subcontractors who may carry out work related to critical Building systems. This work includes the following:

•	HVAC/mechanical

•	Electrical

•	Plumbing

•	Fire Protection

•	Fire Alarm

•	Test & Balance

•	Roofing

•	Curtain wall

•	Structural steel

5.	Tenant’s Additional Work. If Tenant desires any changes in the Work after having approved said Plans for construction (“Tenant’s Additional Work”), Tenant shall be required to sign such change orders as may be submitted by Landlord to Tenant to evidence any such change desired by Tenant, prior to the commencement of work incorporating the relevant change order. Upon written request of Landlord, the Tenant shall be required to deliver to Landlord the cost, if any, resulting from such change order. Tenant shall be responsible for any and all costs associated with Tenant’s Additional Work, including a fee for program management, payable to a construction manager designated by Landlord, in an amount equal to five percent (5%) of the cost of Tenant’s Additional Work.

6.	Costs of Delays. If (a) Tenant shall fail to approve the Plans in accordance with Paragraph 1 hereof, or (b) Landlord shall be delayed in substantially completing Landlord’s construction as a result of:

(i)	Tenant’s request for materials, finishes or installations other than Landlord’s standard; or

(ii)	Tenant’s failure to approve cost estimates; or

(iii)	Tenant’s changes in said plans or specifications or requests for Tenant’s Additional Work (including additional change order work); or

(iv)	The performance of work by a person, firm or corporation employed by Tenant and delays in the completion of said work by said person, firm or corporation;

(a “Tenant Delay”) then Tenant agrees to pay to Landlord, in addition to any sum due under Paragraph 5 above, a sum equal to any additional cost to Landlord in completing Landlord’s construction resulting from any of the foregoing failures, acts or omissions of Tenant. Any such sums may be collected by Landlord as Additional Rent from time to time, upon demand, and in default of payment thereof, Landlord shall (in addition to all other remedies) have the same rights as in the event of default of payment of Base Rent. In addition, if as a result of Tenant Delay, Landlord is delayed in the commencement or completion of the Work, the Premises shall be deemed to be substantially complete on the date the Work in the Premises would have been substantially completed but for such Tenant Delay.

7.	Alterations by Tenant. Tenant shall not make any alterations, additions or improvements in or to the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Tenant shall not make any alterations, additions or improvements to any common areas without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole discretion. Except for construction as provided in Paragraph 3 hereof, the Premises are delivered to Tenant “as is” without any warranty or representation whatsoever. Any alterations, additions or improvements requested by Tenant and approved by Landlord shall be performed (i) by Landlord’s contractor or another contractor approved by Landlord, (ii) in a good and workmanlike manner, and (iii) in accordance with all applicable codes, laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Premises.

8.

Approvals by Landlord. Any approval by Landlord of or consent by Landlord to any plans, specifications or other items to be submitted to and/or reviewed by Landlord pursuant to this Lease shall be deemed to be strictly limited to an acknowledgment of approval or consent by Landlord thereto and, whether or not the work is performed by Landlord or by Tenant’s contractor, such approval or consent shall not constitute the assumption by Landlord of any responsibility for the accuracy, sufficiency or feasibility of any plans, specifications or other such items and shall not imply any acknowledgment, representation or warranty by Landlord that the design is safe, feasible, structurally sound or will comply with any legal or governmental requirements, and Tenant shall be responsible for all of the same.

9.

Telecommunications Services. Tenant shall be solely responsible at Tenant’s expense for making arrangements for any and all voice, data and other telecommunications services (the “Telecommunications Services”) to be furnished to the Premises by a third party provider (“Provider”); provided, however, (i) any such Provider selected by Tenant must first be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed, and when considering any such request for approval of a Provider, Landlord shall be entitled to take into account all factors relevant to such determination, including the financial capability, reputation and quality of such Provider, (ii) such Provider shall be required to maintain workers’ compensation insurance as required by applicable law which coverage shall include a waiver of subrogation in favor of Landlord, (iii) such Provider shall maintain commercial general liability insurance in an amount not less than $1,000,000 per occurrence with an annual aggregate limit of not less than $3,000,000 insuring against bodily injury and property damage caused by activities of the Provider or its agents, contractors or employees in connection with the installation, maintenance, repair and replacement of equipment, conduits, wires and other telecommunications facilities within the Project, and naming Landlord as an additional insured, (iv) Tenant shall obtain certificates of insurance from the Provider evidencing the required insurance coverage and (v) access by the Provider to the Project and use of the Building’s equipment rooms and risers by the Provider and the installation, operation and maintenance by the Provider of such telecommunications facilities shall be governed by the terms of Landlord’s standard communications site access agreement (“Communications Site Access Agreement”) which must be executed by the Provider and Landlord prior to the Provider’s entry upon the Project. It is understood and agreed that the Communications Site Access Agreement requires, among other things, that all cabling and other telecommunications equipment be located only in areas approved by Landlord, to be tagged for identification and, upon Landlord’s request, shall be removed following the expiration or earlier termination of the Lease. Tenant shall not extend Telecommunications Services to, or otherwise make its telecommunications facilities available to, other tenants or occupants of the Project without Landlord’s prior written consent. Tenant acknowledges that Provider’s failure to comply with its obligations under the Communications Site Access Agreement between Provider and Landlord may result in the termination of such agreement which will necessitate Tenant making arrangements for Telecommunications Services to be furnished to the Premises by another Provider in accordance with this Paragraph 9; provided, however,

Landlord agrees that Landlord will not terminate the Communications Site Access Agreement with the Provider furnishing Telecommunications Services to the Premises as a result of the default by the Provider thereunder unless Landlord has provided written notice to Tenant of the Provider’s default under such agreement at least ten (10) days prior to the termination by Landlord of such agreement, and Landlord shall not require such Provider to remove its equipment, wires and cables from the Project for a period of thirty (30) days after the date of termination of such agreement so as to provide Tenant with sufficient time to arrange for Telecommunications Services to be furnished to the Premises by another Provider. Landlord shall not be liable to Tenant for, and Tenant does hereby release Landlord and Landlord’s officers, directors, partners, members, employees, agents and contractors (collectively, the “Landlord Parties”) from, any claims, losses, costs, expenses and damages of any kind whatsoever, whether actual, consequential, direct or indirect, arising from or caused by any interruption or cessation of Telecommunications Services to or within the Premises and the Project, regardless of the cause of such interruption or cessation, and no such interruption or cessation shall work an abatement of Rent under this Lease. Tenant acknowledges that Tenant may elect to obtain and maintain business interruption insurance to cover any risk of loss or damage caused by any interruption or cessation of Telecommunications Services to or within the Premises and the Project, and Tenant agrees that if Tenant shall elect to obtain business interruption insurance covering any such loss or damage, Tenant shall cause its insurer to waive all rights of subrogation against Landlord as provided in Section 22 of the Lease. As between Tenant and the Landlord Parties, Tenant shall bear the sole risk of loss or damage caused by any interruption or cessation of Telecommunications Services to or within the Premises and the Project.

[SCHEDULE B-1 ATTACHED]

EXHIBIT “C”

ACKNOWLEDGMENT , ACCEPTANCE AND AMENDMENT

Tenant hereby acknowledges that the Premises demised pursuant to the Lease to which this Exhibit “C is attached (the “Lease”), and all tenant finish items to be completed by the Landlord, or Landlord’s contractors, have been satisfactorily completed in every respect, except for the punchlist items set forth below, and Tenant hereby accepts said Premises as substantially complete and ready for the uses intended as set forth in the Lease. Landlord shall use reasonable efforts to cause the completion of the punchlist items, if any, within thirty (30) days. Possession of the Premises is hereby delivered to Tenant, and any damages to walls, ceilings, floors or existing work, except for any damages caused by Landlord or Landlord’s contractors in completing any punchlist items, shall be the sole responsibility of Tenant.

If any improvements or tenant finishes are to be constructed or installed by Tenant or Tenant’s contractors, as previously approved by Landlord, Tenant hereby agrees to indemnify and hold harmless Landlord from and against any claims, demands, loss or damage Landlord may suffer or sustain as a result of such work by Tenant or Tenant’s contractors, including, without limitation, any claim of lien which may be filed against the Premises or Landlord’s Property as a result of such work by Tenant’s contractors or representatives. In the event any such claim of lien is filed against Landlord’s Property by any contractor, laborer or materialman performing work on the Premises at Tenant’s direction, Tenant agrees to cause such lien to be discharged, by payment of the claim or bond, within ten (10) days of receipt of demand by Landlord.

Tenant and Landlord hereby further acknowledge and agree as follows:

1. The Commencement Date (as defined in the Lease) is                     , 20      and the Expiration Date (as defined in the Lease) is                     , 20    .

2. Rent under the Lease will commence as of                                 .

3. Tenant intends to occupy the Premises on                                 .

4. The following punch list items are all that remain to be completed by Landlord or Landlord’s contractor:

5. This Acknowledgment, Acceptance and Amendment, when executed by Landlord and Tenant, shall be attached to and shall become a part of the Lease. If any provision contained herein conflicts with any provision of the Lease, the provisions hereof shall supersede and control, and the Lease shall be deemed modified and amended to conform with the provisions hereof.

6. The Premises contains                          square feet of Rentable Floor Area.

7. Other agreements or modifications:

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals, this          day of                      , 200  .

TENANT:

FLEXTRONICS INTERNATIONAL USA, INC.

By:

Name:

Title:

(CORPORATE SEAL)

LANDLORD:

FUND VIII and FUND IX JOINT VENTURE, a Georgia Joint Venture

WELLS REAL ESTATE FUND VIII, L.P. a Georgia Limited Partnership

By:	Wells Partners, L.P.
a Georgia limited partnership, as general partner

By:	Wells Capital, Inc.
a Georgia corporation, as general partner

By:
Name:
Title:

WELLS REAL ESTATE FUND IX, L.P. a Georgia Limited Partnership

By:	Wells Partners, L.P.
a Georgia limited partnership, as general partner

By:	Wells Capital, Inc.
a Georgia corporation, as general partner

By:
Name:
Title:

EXHIBIT “D”

SPECIAL STIPULATIONS

1. Excused Rent. Provided Tenant is not then in default under this Lease beyond any applicable cure period, Tenant shall be excused of its obligation for the payment of Base Rent for the initial seven (7) months of the Term and the payment of Tenant’s Share of Operating Expenses for the initial five (5) months of the Term (“Excused Rent”), beginning on the Commencement Date. However, Tenant shall pay all Additional Rental and other charges due pursuant to the terms hereof commencing on the Commencement Date. In the event Tenant subsequently defaults in any of its obligations under the Lease and (if applicable) fails to timely cure such default and Landlord terminates this Lease, the unamortized portion of Excused Rent (amortized on a straight line basis over the last sixty-two (62) months of the initial term) shall immediately become due and payable to Landlord.

2. Renewal Options.

(a) Tenant shall have the option to extend the Lease Term for the Premises for two (2) extended terms of five (5) years (each such period being herein referred to as the “Extended Term”). Each such option shall be exercised by irrevocable written notice to Landlord given not less than twelve (12) months prior to the expiration of the then current Term. The Extended Term shall be upon the same covenants, agreements, terms, provisions and conditions that are contained herein for the then current Term, as the same shall then be in effect hereunder, except as expressly provided herein to the contrary. Tenant may not exercise the option to extend the Lease Term for any Extended Term if any default by Tenant under this Lease has occurred and is continuing.

(b) As of the commencement of the Extended Term, the Base Rent for the Premises shall be adjusted to the prevailing Market Base Rental Rate (hereinafter defined) as of the commencement of the Extended Term and may increase to the extent so determined in subsection (c) below.

(c) Whenever used in this Lease, the term “Market Base Rental Rate” as of any date shall mean the annual net (excluding that portion of the rate associated with operating expenses) rental rate per square foot of net rentable area which a willing landlord under no compulsion would agree to accept as of such date, and such a willing tenant under no compulsion would agree to pay as of such date, for renewal leases (based on a five [5] year term) of space in comparable office buildings located in Broomfield, Colorado area comparable to the space for which the Market Base Rental Rate is being determined and on a comparable basis (taking into consideration all relevant factors), and including any applicable annual escalation of rates during such Extended Term. Unless Landlord and Tenant shall agree upon the applicable Market Base Rental Rate prior to the date which is nine (9) months before the commencement of the Extended Term, Landlord and Tenant shall begin to negotiate the amount of Market Base Rental Rate promptly following the date which is eight (8) months before the commencement of the Extended Term. In the event Landlord and Tenant are unable to agree upon the applicable Market Base Rental Rate prior to the date which is seven (7) months before the commencement of the Extended Term, either party may demand arbitration as hereinafter provided:

(i) All proceedings shall be conducted according to the Rules of the American Arbitration Association except as hereinafter provided. No action at law or equity in connection with any such disputes shall be brought until arbitration hereunder shall have been waived, either expressly or pursuant to this Article.

(ii) All disputes subject to arbitration in accordance with this Article shall be raised by notice to the other party hereto. If one of the parties properly demands arbitration, then the agreement to arbitrate as herein set forth shall be mandatory, and each party shall deliver to the other, within ten (10) days after the date of demand, that party’s determination of the Market Base Rental Rate then in question, which amount shall be used by the arbitrator pursuant to subparagraph (v) below to determine the Market Base Rental Rate. The amount of Market Base Rental Rate which is submitted to the arbitrator by each party shall be consistent with the provisions of Paragraph 4(b) above.

(iii) Tenant and Landlord shall mutually and promptly select a person who has had not less than ten (10) years’ experience in the Denver, Colorado area in commercial office leasing matters, to act as arbitrator hereunder. If a selection is not made within thirty (30) days after a demand for arbitration is made, the arbitrator shall, upon the request of either party, be appointed by the American Arbitration Association. The arbitration proceedings shall take place at a mutually acceptable location in the City of Denver, Colorado.

(iv) In determining any controversy or dispute the arbitrator shall apply the pertinent provisions of this Lease without departure therefrom in any respect. The arbitrator shall not have the power to add to, modify or change any of the provisions of this Lease, but this provision shall not prevent in any appropriate case the interpretation, construction and determination by the arbitrator of the applicable provisions of this Lease to the extent necessary in applying the same to the matters to be determined by arbitration.

(v) Subject to subparagraph (a) above, the arbitrator shall determine which of the Market Base Rental Rates proposed by Landlord and Tenant is closest to the Market Base Rental Rate as determined by the arbitrator, and such Market Base Rental Rate chosen by Landlord or Tenant, which is closest to the rate determined by the arbitrator, shall be deemed to be the Market Base Rental Rate hereunder. The decision of the arbitrator shall be final and binding upon the parties hereto.

(vi) During any arbitration proceedings pursuant to this Article, the parties hereto shall continue to perform and discharge all their respective obligations under this Lease. In the event the decision of the arbitrator has not been made prior to the commencement of the Extended Term, the Base Rent to be paid by Tenant for the portion of the Extended Term prior to the arbitrator’s decision shall be calculated at the lower of the two rates submitted to the arbitrator in accordance with subparagraph (ii) above. In the event the Base Rent for the Extended Term shall increase above the lower of said two rates as a result of such arbitration, such increase shall be deemed to be effective as of the first day of the Extended Term, and Tenant shall promptly pay to Landlord all additional Base Rental resulting from such adjustment, together with interest on such additional Base Rental from the respective dates same would have been due and payable until paid, at the Prime Rate.

(d) Tenant shall not have the right to assign its extension rights to any sublessee of the Premises, nor may any such sublessee exercise such extension rights, but Tenant may assign its extension rights to a permitted assignee, if any, of all of Tenant’s rights under this Lease. The subleasing of the Premises or any portion thereof by Tenant shall not preclude the exercise by Tenant of Tenant’s right hereunder to extend the Lease Term.

3. Furniture. Landlord agrees that the existing furniture (i.e., cubicle workstations) located at the Premises as of October 1, 2005 shall be leased to Tenant as part of the Premises. Such furniture shall be and remain the property of Landlord and shall be kept in good condition and repair by Tenant and shall not be removed from the Premises. Tenant shall insure such furniture in the name of Landlord as part of the property insurance required hereunder. Tenant acknowledges that such furniture is leased to Tenant in its as is and where is condition, with all representations and warranties of merchantability or fitness for a particular purpose hereby waived by Tenant. Tenant hereby acknowledges that it has inspected such furniture and waives any and all claims against Landlord arising out of any damage, defect or condition relating thereto. Tenant agrees and acknowledges that Tenant shall be responsible, at Tenant’s sole cost and expense, for relocating, reinstalling and/or reconfiguring the furniture upon the delivery of possession of the Premises to Tenant. Landlord and Tenant agree to cooperate and reasonably consider using the same contractor for the disassembly (by Landlord, in preparation for the Work) and re-assembly (by Tenant, upon completion of the Work) of the workstations.

EXHIBIT “E”

CC&R’S

Amended and Restated Master Declaration of Covenants, Conditions and Restrictions for Interlocken dated January 23, 1990, as amended by that certain First Amendment to Amended and Restated Master Declaration of Covenants, Conditions and Restrictions for Interlocken dated May 27, 1992, as supplemented by that certain First Annexation of Additional Land to Amended and Restated Master Declaration of Covenants, Conditions and Restrictions for Interlocken, dated March 2, 1994, as amended by that certain Second Amendment to Amended and Restated Master Declaration of Covenants, Conditions and Restrictions for Interlocken, dated March 2, 1994, as amended by that certain Third Amendment to Amended and Restated Master Declaration of Covenants, Conditions and Restrictions for Interlocken, dated March 3, 1999, as affected by that certain partial Assignment of Declarant’s Rights: Amended and Restated Master Declaration of Covenants, Conditions and Restrictions for Interlocken, dated March 23, 2000, as the same may be modified or amended from time to time.

By-Laws of Interlocken Owner’s Association, Inc. adopted January 23 1990, as amended by that certain First Amendment to the By-Laws of Interlocken Owner’s Association, adopted March 3, 1994, as amended by that certain Second Amendment to the By-Laws of Interlocken Owner’s Association adopted June 6, 2000, as the same may be modified or amended from time to time.